EXHIBIT 99.1
For Immediate Release
CRM Holdings, Ltd. Announces Second Quarter Results
HAMILTON, Bermuda, August 6, 2009 — CRM Holdings, Ltd. (“CRM” or “the Company”) (Nasdaq: CRMH), a provider of a full range of products and services for the workers’ compensation insurance industry, today announced results for the second quarter ended June 30, 2009.
Three Months Ended June 30, 2009
In the second quarter of 2009, the Company incurred a net loss from continuing operations of $2.1 million, or $(0.12) per diluted share. In the same quarter of the prior year, the Company earned net income from continuing operations of $4.6 million, or $0.28 per diluted share. Unless otherwise stated, all further results discussed in this release refer to continuing operations for 2009 and results on a comparable basis for 2008.
Total revenues from continuing operations in the second quarter of 2009 were $26.4 million, compared to $47.8 million in the same quarter of the prior year. The principal reason for the decline was the execution of a 40% quota share treaty between the Company’s primary insurance subsidiary, Majestic Insurance Company (“Majestic”), and a third party reinsurer, effective July 1, 2008.
Investment income during the quarter declined to $2.8 million from $4.7 million in the second quarter of 2008. The second quarter in the prior year benefited from $2.2 million of realized gains on the liquidation of the Company’s equity portfolio as the Company reduced the risk profile of its investments. In the second quarter of 2009, despite a larger investment portfolio, investment income earned was relatively unchanged due to lower yields.
Total underwriting expenses for the second quarter declined to $21.9 million from $33.3 million a year ago. Loss and loss adjustment expenses were reduced due to the 40% third-party quota share treaty that commenced on July 1, 2008, and was in place throughout the second quarter of 2009. This reduction was in part offset by higher accident year loss and loss adjustment expense ratios on the Company’s retained business. The overall loss ratio was 78.9% and the overall combined ratio was 110.6% for the second quarter of 2009, compared to an overall loss ratio of 64.8% and an overall combined ratio of 86.4% for the second quarter of 2008. The second quarter of 2008 benefited from $1.3 million of favorable loss reserve development, compared to $1.1 million of favorable loss reserve development in the second quarter of 2009.
Book value per share on a diluted basis decreased by $0.65 to $5.97 at June 30, 2009, from $6.62 per diluted share at December 31, 2008.
“Our results for the second quarter, while showing improvement from the first quarter, were unsatisfactory. Despite this, we saw positive impact from the underwriting actions we took in New York. We are focusing on other territories where improvement is needed, and we are confident our results will return to acceptable levels as we move forward,” said James J. Scardino, Chief Executive Officer.
Primary Insurance
During the quarter, Majestic experienced a decline in revenues compared to the same quarter of 2008. Net earned premiums for the quarter ended June 30, 2009, were $20.3 million, compared to $34.9 million in the same quarter a year ago, largely as a result of the 40% quota share treaty discussed previously. Net earned premiums, particularly in California, were also reduced by the completion of premium audits, which resulted in a return of premiums to policyholders, as a result of lower payrolls brought on by the current economic conditions. In addition, underwriting actions taken on our New York primary insurance business resulted in lower policy renewal rates in the second quarter of 2009 as compared to the second quarter of 2008. These effects were partly offset by higher rates on renewing business and growth in the number of policies written in California.

Despite declining payroll, increased return audit premiums and deliberate underwriting actions in New York, Majestic’s submissions and premium written remained robust. As of June 30, 2009, in-force premiums from primary insurance policies at Majestic were $152.3 million, compared with $153.7 million at the same time last year.
Majestic’s underwriting loss was $2.6 million for the quarter ended June 30, 2009, compared to an underwriting profit of $4.6 million a year ago. The reduction in profitability was principally due to an increase in the loss and loss adjustment expense ratio for the quarter ended June 30, 2009, to 80.6%, compared to 63.2% a year ago. Losses for the 2009 accident year in the California and New Jersey markets were higher than a year ago
Total underwriting, acquisition and insurance expenses at Majestic were $6.5 million in the second quarter, compared to $8.3 million in the same quarter of 2008. The reduction was attributable to ceding commissions on the 40% quota share treaty. Majestic’s combined ratio for the second quarter of 2009 was 111.9%, compared to 84.3% a year ago.
Reinsurance
The Company’s reinsurance segment, Twin Bridges, generated $2.3 million of net earned premiums in the second quarter of 2009, down from $6.3 million in the second quarter of the prior year. The reduction was principally due to a decrease in the volume of reinsurance premiums earned on excess insurance policies issued to the self-insured groups managed by the Company’s fee-based business segment. The underwriting loss of $0.1 million for the quarter was essentially unchanged from the same quarter of 2008. Losses and loss adjustment expenses were 63.9% of net premiums earned for the three months ended June 30, 2009, compared to 74.2% of net premiums earned for the same three months in 2008. Twin Bridges’ combined ratio for the quarter was 99.2%, compared to 98.2% a year ago.
Fee-based Business
Fee-based management services revenues were $1.2 million for the second quarter of 2009, compared to $2.1 million in the second quarter of 2008. The reduction reflected a decline in insured payroll in the self-insured groups managed by the Company and a reduction of the number of groups from 5 in the second quarter of 2008 to 3 in the second quarter of 2009. The continuing fee-based management services operations, which are now focused solely on the California market, produced a pre-tax operating loss of $0.2 million, compared to pre-tax operating loss of $0.9 million in the same quarter of 2008.
Six Months Ended June 30, 2009
For the first six months of 2009, the Company’s net loss from continuing operations was $10.3 million, or ($0.61) per diluted share, compared to net income from continuing operations of $11.2 million, or $0.68 per diluted share, in 2008. The major factors contributing to the swing in profits were $8.4 million of favorable loss reserve development in 2008 as compared to no favorable development in 2009; $5.3 million of severance expense related to the former co-CEOs incurred in the first quarter of 2009; higher 2009 accident year loss ratios; a $1.0 million increase in bad debt expense in the first quarter of 2009; an increase in return premiums of $2.1 million; and the effects of the 40% quota share treaty. As a result of these changes, during the first six months of 2009, the combined ratio for the primary insurance segment was 119.6%, compared to 85.5% in 2008. The combined ratio for the reinsurance segment was 119.0%, compared to 72.5% a year ago.
Investment Portfolio
At June 30, 2009, the Company had no exposure to equities, collateralized debt obligations or collateralized mortgage obligations. The overall credit rating of Majestic’s fixed income portfolio was AA+. The following tables illustrate Majestic’s investment portfolio distribution by sector and average credit rating.
Portfolio Distribution by Sector

	% of	Average Credit
	Portfolio	Rating

Government	24.0%	AAA
Agency	6.4%	AAA
Corporate	20.9%	A
Mortgage Backed Securities	16.3%	AAA
Asset Backed Securities	3.2%	AA+
Municipal	29.2%	AA

Total	100.0%	AA+

Portfolio Distribution by Credit Rating

Credit Quality

AAA	56.2%
AA	24.1%
A	16.5%
BBB	3.0%
below BBB	0.2%
Average credit rating	AA+

The effective portfolio duration was 2.7 years, and the average portfolio yield was 3.5%. Unrealized gains in the portfolio increased by $1.1 million from $5.0 million at December 31, 2008 to $6.1 million at June 30, 2009.
Outlook
For the remainder of 2009, the Company expects its current accident year loss ratio to be approximately 76% and its underwriting expense ratio to be approximately 37%. Based on this combined ratio, the Company expects a loss from continuing operations for the remainder of 2009. The difference from the breakeven result previously expected for the last three quarters of 2009 is due in large part to the renewal of the Company’s excess of loss and third party quota share treaties on less favorable terms than the expiring treaties and lower than expected yields on the Company’s investment portfolio.
Conference Call
The Company will host a conference call at 9:00 a.m. EDT on Thursday, August 6, 2009, to discuss earnings for the second quarter ended June 30, 2009. To participate in the event by telephone, please dial 877-723-9521 five to 10 minutes prior to the start time (to allow time for registration) and reference passcode 9497390. International callers should dial 719-325-4824. The conference call will be broadcast live over the Internet and can be accessed by all interested parties at CRM’s Web site at http://www.CRMHoldingsLtd.bm/events.cfm. To listen to the call please go to this Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, an audio replay of the conference call will be archived for 90 days on CRM’s Web site at http://www.CRMHoldingsLtd.bm/events.cfm. A digital replay of the call will also be available on Thursday, August 6, at approximately noon EDT through Thursday, August 13 at midnight EDT. Dial 888-203-1112 and enter the conference ID number 9497390. International callers should dial 719-457-0820 and enter the same conference ID number.
About CRM Holdings, Ltd.
CRM Holdings, Ltd. is a provider of workers’ compensation insurance products. Its main business activities include underwriting primary workers’ compensation insurance policies, underwriting workers’ compensation reinsurance and excess insurance policies, and providing fee-based management and other services to self-insured entities. The Company provides primary workers’ compensation insurance to employers in California, Arizona, Florida, Nevada, New Jersey, New York, and other states. The Company reinsures some of the primary business underwritten and provides excess workers’ compensation coverage for self-insured organizations. CRM is also a provider of fee-based management services to self-insured groups in California. Further information can be found on the CRM Web site at www.CRMHoldingsLtd.bm.
CRMH-E
Contact Information:
Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd., Ste. 2050
Los Angeles, CA 90024
(310) 954-1343

Forward-Looking statements
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on the Company’s current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.
All forward-looking statements involve risks and uncertainties. Although the Company believes that its plans, intentions and expectations are reasonable, it may not achieve such plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements the Company makes in this document. Such risks and uncertainties are discussed in the Company’s Form 10-K for the year ended December 31, 2008 and in other documents filed by the Company with the Securities and Exchange Commission. The Company believes that these factors include, but are not limited to the following:
•	The cyclical nature of the insurance and reinsurance industry;
•	Premium rates;
•	Investment results;
•	Legislative and regulatory changes;
•	The estimation of loss reserves and loss reserve development;
•	Reinsurance may be unavailable on acceptable terms, and we may be unable to collect reinsurance;
•	The occurrence and effects of wars and acts of terrorism;
•	The effects of competition;
•	The possibility that the outcome of any litigation, arbitration or regulatory proceeding is unfavorable;
•	Failure to retain key personnel;
•	Economic downturns; and
•	Natural disasters.
These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
(Financial tables and contact information follow)

Table 1
CRM Holdings, Ltd.
Consolidated Balance Sheets

	Unaudited
	June	December
	30, 2009	31, 2008
	(Dollars in thousands)

Assets
Investments:
Fixed-maturity securities, available-for-sale (amortized cost $290,314 and $308,607)	$296,452	$313,622
Short-term investments	9,191	113
Investment in unconsolidated subsidiary	1,083	1,083

Total investments	306,726	314,818
Cash and cash equivalents	27,833	28,044
Cash and cash equivalents, restricted	11,682	2,000

Total cash and cash equivalents	39,515	30,044
Accrued interest receivable	3,213	3,184
Premiums receivable, net	7,388	11,935
Reinsurance recoverable and prepaid reinsurance	86,290	63,801
Accounts receivable, net	4,022	3,099
Deferred policy acquisition costs	1,148	1,084
Current income taxes, net	5,910	3,208
Deferred income taxes, net	10,075	7,809
Goodwill and other intangible assets	3,173	3,252
Prepaid expenses	2,306	1,836
Other assets	3,113	3,330

Total assets	$472,879	$447,400

Liabilities and shareholders’ equity
Reserve for losses and loss adjustment expenses	$272,000	$245,618
Reinsurance payable	3,511	9,424
Unearned premiums	13,732	13,090
Unearned management fees	48	26
Long-term debt and other secured borrowings	44,083	44,083
Other liabilities	39,815	26,299

Total liabilities	373,189	338,540

Common shares
Authorized 50 billion shares; $.01 par value;
16.5 and 16.2 million common shares issued and outstanding	165	162
0.4 million Class B shares issued and outstanding	4	4
Additional paid-in capital	70,673	69,743
Retained earnings	24,855	35,619
Accumulated other comprehensive gain, net of tax	3,993	3,332

Total shareholders’ equity	99,690	108,860

Total liabilities and shareholders’ equity	$472,879	$447,400

Table 2
CRM Holdings, Ltd.
Unaudited Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Dollars in thousands, except per share amounts)

Revenues
Net premiums earned	$22,567	$41,185	$43,709	$73,536
Fee-based management services	1,061	1,917	2,734	3,791
Investment income	2,783	4,706	6,032	6,350

Total revenues	26,411	47,808	52,475	83,677

Expenses
Losses and loss adjustment expenses	17,804	26,706	34,888	41,388
Policy acquisition costs	4,070	6,635	7,975	11,268
Fees paid to general agents and brokers	504	2,190	1,185	2,938
Selling, general and administrative expenses	6,738	4,804	21,621	12,916
Interest expense	886	924	1,786	1,876

Total expenses	30,002	41,259	67,455	70,386

(Loss) income from continuing operations before income taxes	(3,591)	6,549	(14,980)	13,291
Tax (benefit) provision from continuing operations	(1,495)	1,916	(4,700)	2,098

(Loss) income from continuing operations	(2,096)	4,633	(10,280)	11,193

Discontinued operations
Loss from discontinued operations before income taxes	(431)	(2,278)	(729)	(4,701)
Tax benefit from discontinued operations	(151)	(695)	(245)	(1,533)

Loss on discontinued operations	(280)	(1,583)	(484)	(3,168)

Net (Loss) Income	$(2,376)	$3,050	$(10,764)	$8,025

(Loss) earnings per share from continuing operations
Basic	$(0.12)	$0.28	$(0.61)	$0.68
Diluted	$(0.12)	$0.28	$(0.61)	$0.68
Loss per share from discontinued operations
Basic	$(0.02)	$(0.09)	$(0.03)	$(0.19)
Diluted	$(0.02)	$(0.09)	$(0.03)	$(0.19)
Net (loss) earnings per share
Basic	$(0.14)	$0.19	$(0.64)	$0.49
Diluted	$(0.14)	$0.19	$(0.64)	$0.49
Weighted average shares outstanding:
Basic	16,775	16,436	16,697	16,404
Diluted	16,775	16,436	16,697	16,404

Table 3
CRM Holdings, Ltd.
Unaudited Consolidated Statements of Cash Flow
Six Months Ended June 30,

	2009	2008
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(10,764)	$8,025
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	402	675
Amortization of unearned compensation, restricted stock	869	579
Amortization of premiums and discounts on available-for-sale investments	794	27
Net realized gains on sale and impairment of available-for-sale investments	(744)	(1,123)
Deferred income tax (benefit) expense	(2,728)	635
Changes in:
Accrued interest receivable	(29)	(414)
Premiums receivable, net	4,546	(3,935)
Reinsurance recoverable and prepaid reinsurance	(22,489)	(823)
Accounts receivable, net	(923)	1,877
Deferred policy acquisition costs	(64)	(1,618)
Current income taxes, net	(2,702)	(1,269)
Prepaid expenses	(491)	398
Other assets	(13)	(12)
Reserve for losses and loss adjustment expenses	26,382	20,017
Reinsurance payable	(5,913)	(3,401)
Unearned premiums	642	3,822
Unearned management fees	22	(262)
Accrued expenses	13,519	1,157

Net cash provided by operating activities	316	24,355

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale investments	(118,295)	(120,166)
Proceeds from sales of available-for-sale investments	53,415	64,479
Proceeds from maturities of available-for-sale investments	83,123	49,041
Net purchases, sales and maturities of short-term investments	(9,078)	694
Purchases of fixed assets	(114)	(621)
Disposals of fixed assets	39	273
Payments on loans receivable, net	—	3

Net cash provided by (used in) investing activities	9,090	(6,297)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments under long-term debt and other secured borrowings	—	(1)
Issuance of common shares — employee stock purchase plan	76	126
Retirement of common shares — share-based compensation	(11)	(40)

Net cash provided by financing activities	65	85

Net increase in cash	9,471	18,143
Cash and cash equivalents
Beginning	30,044	34,286

Ending	$39,515	$52,429

Table 4
CRM Holdings, Ltd.
Quarter to Date
Income by Segments

	For the three months ended June 30, 2009
			Fee-Based	Corporate
	Primary		Management	and
	Insurance	Reinsurance	Services	Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$20,301	$2,266	$—	$—	$—	$22,567
Management fees	—	—	1,161	—	(100)	1,061
Net investment income	2,418	385	(5)	22	(309)	2,511
Net realized gains	272	—	—	—	—	272

Total revenues	22,991	2,651	1,156	22	(409)	26,411

Expenses:
Underwriting expenses	19,878	2,096	—	—	(100)	21,874
Operating expenses	3,020	253	1,348	2,621	—	7,242
Interest expense	309	—	—	886	(309)	886

Total expenses	23,207	2,349	1,348	3,507	(409)	30,002

(Loss) income from continuing operations before taxes	$(216)	$302	$(192)	$(3,485)	$—	$(3,591)

Total assets	$465,257	$59,001	$4,724	$311,270	$(371,227)	$469,025

	For the three months ended June 30, 2008
			Fee-Based	Corporate
	Primary		Management	and
	Insurance	Reinsurance	Services	Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$34,910	$6,275	$—	$—	$—	$41,185
Management fees	—	—	2,149	—	(232)	1,917
Net investment income	2,220	364	(1)	71	(112)	2,542
Net realized gains	2,148	16	—	—	—	2,164

Total revenues	39,278	6,655	2,148	71	(344)	47,808

Expenses:
Underwriting expenses	27,530	6,043	—	—	(232)	33,341
Operating expenses	2,827	316	3,086	765	—	6,994
Interest expense	112	—	—	924	(112)	924

Total expenses	30,469	6,359	3,086	1,689	(344)	41,259

Income (loss) from continuing operations before taxes	$8,809	$296	$(938)	$(1,618)	$—	$6,549

Total assets	$387,923	$57,278	$4,394	$317,499	$(365,602)	$401,492

Table 4
CRM Holdings, Ltd.
Year to Date
Income by Segments

	For the six months ended June 30, 2009
			Fee-Based	Corporate
	Primary		Management	and
	Insurance	Reinsurance	Services	Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$39,131	$4,578	$—	$—	$—	$43,709
Management fees	—	—	2,898	—	(164)	2,734
Net investment income	5,050	796	(9)	45	(594)	5,288
Net realized gains	714	30	—	—	—	744

Total revenues	44,895	5,404	2,889	45	(758)	52,475

Expenses:
Underwriting expenses	37,786	5,241	—	—	(164)	42,863
Operating expenses	9,558	581	2,942	9,725	—	22,806
Interest expense	594	—	—	1,786	(594)	1,786

Total expenses	47,938	5,822	2,942	11,511	(758)	67,455

(Loss) income from continuing operations before taxes	$(3,043)	$(418)	$(53)	$(11,466)	$—	$(14,980)

Total assets	$465,257	$59,001	$4,724	$311,270	$(371,227)	$469,025

	For the six months ended June 30, 2008
			Fee-Based	Corporate
	Primary		Management	and
	Insurance	Reinsurance	Services	Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$52,427	$21,109	$—	$—	$—	$73,536
Management fees	—	—	4,296	—	(505)	3,791
Net investment income	4,325	1,072	(2)	145	(313)	5,227
Net realized gains	1,099	24	—	—	—	1,123

Total revenues	57,851	22,205	4,294	145	(818)	83,677

Expenses:
Underwriting expenses	37,529	15,632	—	—	(505)	52,656
Operating expenses	7,826	535	4,673	2,820	—	15,854
Interest expense	313	—	—	1,876	(313)	1,876

Total expenses	45,668	16,167	4,673	4,696	(818)	70,386

Income (loss) from continuing operations before taxes	$12,183	$6,038	$(379)	$(4,551)	$—	$13,291

Total assets	$387,923	$57,278	$4,394	$317,499	$(365,602)	$401,492

Table 5
CRM Holdings, Ltd.
Revenues by Segment

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Dollars in thousands)

Revenues from Fee-Based Management Services
California	$1,161	$2,149	$2,898	$4,296

	1,161	2,149	2,898	4,296

Revenues from Primary Insurance
California	12,554	20,651	23,723	32,594
New York/New Jersey	6,920	13,303	13,451	18,085
Other (1)	827	956	1,957	1,748

	20,301	34,910	39,131	52,427

Revenues from Reinsurance
California	1,910	3,873	3,475	13,217
New York/New Jersey	210	1,550	819	6,640
Other (2)	146	852	284	1,252

	2,266	6,275	4,578	21,109

Investment income (3)	2,783	4,706	6,032	6,350

Eliminations (4)	(100)	(232)	(164)	(505)

Total revenues from continuing operations	$26,411	$47,808	$52,475	$83,677

(1)	Includes primary insurance premiums for policies written in Washington, Alaska, Arizona, Nevada, Florida, Oregon & Hawaii.

(2)	Includes reinsurance premiums for policies written in Washington, Alaska, Arizona, Nevada, Florida, Oregon & Hawaii.

(3)
Includes the elimination of $309 thousand and $112 thousand of Twin Bridges intercompany interest income on funds withheld by Majestic for the three months ended June 30, 2009 and 2008, respectively, and the elimination of $594 thousand and $313 thousand of Twin Bridges intercompany interest income on funds withheld by Majestic for the six months ended June 30, 2009 and 2008, respectively.

(4)
Elimination of fee-based management intercompany commissions against primary insurance policy acquisition costs for the three months ended June 30, 2009 and 2008, respectively. Elimination of fee-based management intercompany commissions against primary insurance policy acquisition costs for the six months ended June 30, 2009 and 2008, respectively.

Table 6
CRM Holdings, Ltd.
Fee-Based Management Services Segment Data (1)

	June 30,
	2009	2008

Number of Groups
California	3	5

Number of Group Members
California	247	411

Aggregate Annualized Premiums (1)
California	$32,126,342	$53,580,259

(1)	Excludes the fee-based management services segment data for CRM NY, which has been reclassified as discontinued operations for all periods presented.

(2)
Aggregate annualized premiums are the annualized total of the actual premiums payable to our groups by their members as in effect at the dates specified. CRM management monitors the period-to-period changes in these amounts because we believe that it is a meaningful indicator of the change in our expected fee-based management services revenue in the future. Our management fees are based on a percentage of the premiums our groups charge their members and are recognized as income over the year for which such premiums are fixed. Increases and decreases in the aggregate amount of these annualized premiums are an indications of the increase or decrease in the amount of management fees we expect to earn in the future as our unearned management fees are recognized as income.

Table 7
CRM Holdings, Ltd.
Primary Insurance Segment Data

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Dollars in thousands)		(Dollars in thousands)

Net primary insurance premiums written	$20,900	$39,403	$40,550	$54,432

Net primary insurance premiums earned	20,301	34,910	39,131	52,427
Loss and loss adjustments expenses	16,356	22,050	30,980	31,230
Underwriting, acquisition and insurance expenses (1)	6,542	8,307	16,364	14,125

Underwriting (loss) profit	$(2,597)	$4,553	$(8,213)	$7,072

Loss Ratio (2)	80.6%	63.2%	79.2%	59.6%
Expense Ratio (3)	31.3%	21.1%	40.4%	25.9%
Combined Ratio (4)	111.9%	84.3%	119.6%	85.5%

(1)
Does not include the elimination of $100 thousand and $232 thousand of Majestic policy acquisition costs against fee-based management commissions for the three months ended June 30, 2009 and 2008, respectively. Does not include the elimination of $164 thousand and $505 thousand of Majestic policy acquisition costs agains fee-based management commission for the six months ended June 30, 2009 and 2008, respectively.

(2)	The loss ratio is calculated by dividing loss and loss adjustment expense by net primary insurance premiums earned.

(3)	The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net primary insurance premiums written.

(4)	The combined ratio is the sum of the loss ratio and the expense ratio.

Table 8
CRM Holdings, Ltd.
Reinsurance Segment Data

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Dollars in thousands)		(Dollars in thousands)

Net reinsurance premiums written	$2,553	$7,100	$5,685	$24,600

Net reinsurance premiums earned	2,266	6,275	4,578	21,109
Loss and loss adjustments expenses	1,447	4,656	3,910	10,159
Underwriting, acquisition and insurance expenses	902	1,703	1,912	6,008

Underwriting (loss) profit	$(83)	$(84)	$(1,244)	$4,942

Loss Ratio (1)	63.9%	74.2%	85.4%	48.1%
Expense Ratio (2)	35.3%	24.0%	33.6%	24.4%
Combined Ratio (3)	99.2%	98.2%	119.0%	72.5%

(1)	The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums earned.

(2)	The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums written.

(3)	The combined ratio is the sum of the loss ratio and the expense ratio.